As filed with the Securities and Exchange Commission on July 25, 2023.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GLOBE LIFE INC.
(Exact name of registrant as specified in its charter)

Delaware	63-0780404
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3700 South Stonebridge Drive, McKinney, Texas 75070
(Address of Principal Executive Offices) (Zip Code)

Globe Life Inc. 2018 Incentive Plan
(Full title of the plans)

R. Brian Mitchell Executive Vice President, General Counsel and Chief Risk Officer 3700 South Stonebridge Drive McKinney, Texas 75070 (Name and address of agent for service)	Copy to: Justin L. Jackson, Esq. McAfee & Taft A Professional Corporation Two Leadership Square, Tenth Floor 211 North Robinson Oklahoma City, Oklahoma 73102

(972) 569-4000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 and relates to an increase of 3,300,000 shares of Common Stock of the Registrant reserved for issuance under the 2018 Plan. On March 16, 2023, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the 2018 Plan by 3,300,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the 2018 Plan was approved by the Registrant’s stockholders on April 27, 2023. This Registration Statement registers the 3,300,000 additional shares of Common Stock available for issuance under the Plan.

The 3,300,000 additional shares of Common Stock available for issuance under the 2018 Plan registered pursuant to this Registration Statement are the same class as those previously registered on Form S-8 filed with the Commission on June 4, 2018 (File No. 333-225417). The contents of the aforementioned Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.(1)
Item 2.	Registrant Information and Employee Plan Annual Information.(1)
(1)Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1).

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
(a) Annual Report on Form 10-K for the year ended December 31, 2022;
(b) Quarterly Report on Form 10-Q for the quarter ended March 31 2023;
(c) Current Reports on Forms 8-K filed by the Registrant with the Commission on February 9, 2023, February 24, 2023, April 18, 2023, and May 2, 2023; and
(d) All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.
Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 1 of Article Ninth of the Restated Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) provides that neither a director nor an officer will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer except for liability (a) for any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a director under Section 174 of the Delaware General Corporation Law (the “Act”), (d) for any transaction from which a director or officer derived an improper personal benefit, or (e) for an officer, in any action by or in the right of the Registrant.

If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Section 2(a) of Article Ninth of the Certificate of Incorporation provides that each person who was or is made a party or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant, to the full extent authorized by the Act, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 2(b) of Article Ninth of the Certificate of Incorporation, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Registrant. With respect to derivative actions, indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action, and the Act requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant. Rights conferred by Section 2(a) of Article Ninth of the Certificate of Incorporation are contract rights and include the right to be paid by the Registrant the expenses incurred in defending any proceeding specified above in advance of its final disposition; provided that, if the Act so requires, such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such Section 2(a) of Article Ninth of the Certificate of Incorporation or otherwise. The Registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2(b) of Article Ninth of the Certificate of Incorporation provides that persons indemnified under Section 2(a) of Article Ninth of the Certificate of Incorporation may bring suit against the Registrant to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such suit will be reimbursed by the Registrant. While it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Act, the burden of proving the defense is on the Registrant and neither the failure of the Registrant’s Board of Directors, independent legal counsel or shareholders to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, is a defense to the action or creates a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraphs 2(a) and 2(b) of Article Ninth of the Certificate of Incorporation is not exclusive of any other right which any person may have or acquire under any statute, provision of the Certificate of Incorporation or By-Laws, or otherwise. The Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or other entity against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the Act.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McKinney, State of Texas, on July 18, 2023.

GLOBE LIFE INC.

By:	/s/ J. Matthew Darden
Name:	J. Matthew Darden
Title:	Co-Chairman and Chief Executive Officer

By:	/s/ Frank M. Svoboda
Name:	Frank M. Svoboda
Title:	Co-Chairman and Chief Executive Officer

By:	/s/ Thomas P. Kalmbach
Name:	Thomas P. Kalmbach
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ M. Shane Henrie
Name:	M. Shane Henrie
Title:	Corporate Senior Vice President and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Brian Mitchell, Thomas P. Kalmbach and Christopher T. Moore as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Matthew Darden	Co-Chairman and Chief Executive Officer (Co-Principal Executive Officer) and Director	July 18, 2023
J. Matthew Darden

/s/ Frank M. Svoboda	Co-Chairman and Chief Executive Officer (Co-Principal Executive Officer) and Director	July 18, 2023
Frank M. Svoboda

/s/ Thomas P. Kalmbach	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 18, 2023
Thomas P. Kalmbach

/s/ M. Shane Henrie	Corporate Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 18, 2023
M. Shane Henrie

/s/ Marilyn A. Alexander	Director	July 17, 2023
Marilyn A. Alexander

/s/ Linda L. Addison	Director	July 18, 2023
Linda L. Addison

/s/ Cheryl D. Alston	Director	July 18, 2023
Cheryl D. Alston

/s/ Mark A. Blinn	Director	July 18, 2023
Mark A. Blinn

/s/ James P. Brannen	Director	July 17, 2023
James P. Brannen

/s/ Jane Buchan	Director	July 17, 2023
Jane Buchan

/s/ Alice S. Cho	Director	July 17, 2023
Alice S. Cho

/s/ Steven P. Johnson	Director	July 18, 2023
Steven P. Johnson

/s/ David A. Rodriguez	Director	July 17, 2023
David A. Rodriguez

/s/ Mary E. Thigpen	Director	July 17, 2023
Mary E. Thigpen

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

3.1	Restated Certificate of Incorporation of Globe Life Inc., filed with the Delaware Secretary of State on August 8, 2019 (incorporated by reference from Exhibit 3.2 to Form 8-K dated August 8, 2019)

3.2
Amendment to Restated Certificate of Incorporation of Globe Life Inc., filed with Delaware Secretary of State on April 27, 2023 (incorporated by reference from Exhibit 3.1 to Form 8-K dated May 2, 2023)

3.3	Amended and Restated By-Laws of Globe Life Inc., as amended February 24, 2021 (incorporated by reference from Exhibit 3.2 to Form 8-K dated February 25, 2021)

5.1	Opinion of McAfee & Taft, A Professional Corporation

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1	Power of Attorney (included the on signature page of this registration statement)

107	Calculation of Filing Fee Table